Exhibit 99

Manning & Napier, Inc. Reports Second Quarter 2019 Earnings Results

FAIRPORT, NY, July 30, 2019 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2019 second quarter results for the period ended June 30, 2019.
Summary Highlights
•Assets under management ("AUM") at June 30, 2019 were $21.3 billion, compared to $21.1 billion at March 31, 2019
•Revenue for the second quarter was $34.3 million, a decrease of 1% and 17% from the first quarter of 2019 and the second quarter of 2018, respectively
•Second quarter income before taxes was $3.6 million; the net income attributable to Manning & Napier, Inc. for the second quarter was $0.4 million, or $0.03 per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the quarter was $2.5 million, or $0.03 per adjusted share
•On June 28, 2019, the Company entered into an agreement to sell Perspective Partners, LLC, to Manning Partners, LLC, which is wholly owned by William Manning, Chairman of the Company's Board of Directors
•The Company's Board of Directors declared a quarterly dividend of $0.02 per share of Class A common stock at its April 2019 board meeting

“During the second quarter, our competitive absolute results, fueled by excellent stock selection, continued to advance our goal of helping clients achieve their financial objectives while managing risk. While defensive positioning within our blended portfolios impacted relative performance during the quarter, we believe our clients will benefit from our valuation-conscious investment strategies over time. Our commitment to active management remains strong as we look to achieve investment excellence for our clients,” commented Marc Mayer, Chief Executive Officer of Manning & Napier.

Mr. Mayer added, “Our strategic review is focused on improving efficiency, reducing expenses, and modernizing our client experience. Manning & Napier is proud to be one of the most prominent independent registered investment advisors. We anticipate that our focus on customized wealth management solutions will position us well for future growth. This path forward will progress our long-term objectives in a way that benefits our clients, our business, and our shareholders.”
Second Quarter 2019 Financial Review
Manning & Napier reported second quarter 2019 revenue of $34.3 million, a decrease of 17% from revenue of $41.1 million reported in the second quarter of 2018, and a decrease of 1% from revenue of $34.8 million reported in the first quarter of 2019. Average AUM for the quarter was $21.0 billion, a 9% decrease from the second quarter of 2018 and a 2% increase from the first quarter of 2019, when average AUM was $23.1 billion and $20.7 billion, respectively. As a result, revenue as a percentage of average AUM was 0.65% for the second quarter of 2019, compared to 0.71% and 0.68% for the second quarter of 2018 and the first quarter of 2019, respectively. The reduction in revenue as a percentage of average AUM in the quarter was attributable to mutual fund and collective investment trust investment management revenue, which decreased by $3.6 million, or 33%, compared to the second quarter of 2018, and by $0.8 million, or 10%, compared to the first quarter of 2019. The mutual fund and collective trust revenue reduction outpaced the decline in average AUM primarily as a result of the completion of the

Advisor's mutual fund fee restructure, where investment management fees were reduced across a majority of the product set at the end of the first quarter 2019.
Operating expenses for the second quarter 2019 were $31.8 million, a decrease of $3.0 million, or 8%, compared with the second quarter of 2018, and a decrease of $1.7 million, or 5%, compared with the first quarter of 2019.
Compensation and related costs were $20.2 million for the second quarter of 2019, a decrease of $1.5 million, or 7%, compared with the second quarter of 2018 and a decrease of $1.3 million, or 6%, compared with the first quarter of 2019. The decrease in the current quarter compared to the second quarter of 2018 was driven by a 16% decrease in average workforce, partially offset by an increase in employee severance costs during the current quarter. The decrease in the current quarter compared to the first quarter of 2019 was primarily driven by a reduction in share-based compensation due to the timing of equity award grants. As a percentage of revenue, compensation and related costs for the second quarter of 2019 were 59%, compared with 53% for the second quarter of 2018 and 62% for the first quarter of 2019.
Distribution, servicing and custody expenses for the second quarter of 2019 decreased by $1.5 million, or 33%, compared with the second quarter of 2018 and by $0.7 million, or 20%, compared with the first quarter of 2019. While average mutual fund and collective trust AUM increased by 1% when compared to the first quarter of 2019, the decrease in distribution, servicing and custody expenses quarter-over-quarter resulted from the completion of the Advisor's mutual fund fee restructure initiative during the first quarter of 2019, where a portion of these expenses are now borne by the mutual funds directly. The 33% decrease when compared to the second quarter of 2018 is the result of a decrease in average mutual fund and collective trust AUM of 14%, as well as the impacts of the mutual fund fee restructure.
Other operating costs increased by less than $0.1 million, or 1%, compared with the second quarter of 2018, and increased by $0.3 million, or 4%, compared with the first quarter of 2019. As a percentage of revenue, other operating costs for the second quarter of 2019 were 25% compared to 21% for the second quarter of 2018 and 24% for the first quarter of 2019.
Operating income was $2.5 million for the quarter, a decrease of $3.9 million, or 61%, from the second quarter of 2018 and an increase of $1.2 million, or 93%, from the first quarter of 2019. Operating margin was 7% for the second quarter of 2019, compared with 15% for the second quarter of 2018 and 4% for the first quarter of 2019.
Non-operating income was $1.1 million for the quarter, compared to $0.3 million and $1.9 million for the second quarter of 2018 and first quarter of 2019, respectively. The second quarter of 2019 includes $0.2 million of net gains on investments held by the Company, compared to net losses of less than $0.1 million in the second quarter of 2018 and net gains of approximately $0.9 million in the first quarter of 2019. The second quarter of 2019 also includes $0.8 million of interest and dividend income, compared to $0.4 million and $0.8 million for the second quarter of 2018 and first quarter of 2019, respectively.
Income before provision for income taxes was $3.6 million for the second quarter of 2019, compared to $6.7 million in the second quarter of 2018, a 47% decrease, and $3.2 million in the first quarter of 2019. Provision for income taxes was $0.3 million for second quarter 2019, a decrease of $0.2 million compared to the second quarter of 2018 and an increase of $0.1 million compared to the first quarter of 2019.
Net income attributable to the controlling and the non-controlling interests for the second quarter of 2019 was $3.2 million, compared to $6.2 million in the second quarter of 2018 and $2.9 million in the first quarter of 2019. Net income attributable to Manning & Napier, Inc. for the second quarter of 2019 was $0.4 million, or $0.03 per basic and diluted share, compared to $0.8 million, or $0.05 per basic and diluted share, in the second quarter of 2018 and $0.6 million, or $0.04 per basic and $0.03 per diluted share, in the first quarter of 2019 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributable to the other members of Manning & Napier Group, LLC.
As defined in the Non-GAAP Financial Measures section below, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported second quarter 2019 economic net income of $2.5 million, or $0.03 per adjusted share, compared to $4.6 million, or $0.06 per adjusted share, in the second quarter of 2018 and $2.2 million, or $0.03 per adjusted share, in the first quarter of 2019.

Six-months ended June 30, 2019 Financial Review
Manning & Napier reported 2019 year-to-date revenue of $69.1 million, a decrease of 17% from revenue of $83.3 million reported for the same period in 2018. This decrease was driven by changes in average AUM, which decreased by 12% from the prior year to $20.8 billion in 2019, coupled with the effects of the mutual fund fee restructure completed in the first quarter of 2019. 2019 year-to-date revenue as a percentage of average AUM was 0.67%, compared to 0.71% for the prior year-to-date.
Operating expenses for 2019 year-to-date were $65.3 million, a decrease of $4.4 million, or 6%, from the same period in 2018.
Compensation and related costs for 2019 year-to-date decreased by $3.9 million, or 8%, when compared to the same period in 2018. This change was driven by a 15% decrease in average workforce as well as lower variable incentive costs for our sales team as a result of the reduction in AUM and revenue. This decrease was partially offset by an increase to share based compensation attributable to the timing and amount of equity awards granted and employee severance costs. As a percentage of revenue, compensation and related costs for 2019 year-to-date were 60%, compared to 55% for the prior year.
Distribution, servicing and custody expenses for 2019 decreased by $2.5 million, or 27%, from 2018. The decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM, which decreased by 17% from 2018 as well as the completion of the Advisor's mutual fund fee restructure initiative during the first quarter of 2019, where a portion of these expenses are now borne by the mutual funds directly.
Other operating costs for 2019 year-to-date increased by $1.9 million, or 13%, when compared to the same period in 2018. This increase is driven primarily by the $2.1 million gain reflected in the first quarter of 2018 related to the Company's sale of Rainier U.S. mutual funds, which offset other costs in the first quarter of 2018. Other operating costs as a percentage of revenue were 25% for 2019 year-to-date and 18% for the same period in 2018.
Operating income was $3.8 million for 2019 year-to-date, a decrease of $9.8 million, or 72%, from 2018 year-to-date. Operating margin for 2019 year-to-date was 5% compared to the prior year period of 16%.
Non-operating income for 2019 year-to-date was $3.0 million, an increase of $2.1 million from non-operating income of $0.9 million reported in the same period in 2018. The 2019 year-to-date period reflects a $1.1 million net gain on investments held by the Company to provide initial cash seeding for product development purposes, compared to a net loss of $0.3 million in the same period of 2018. Interest and dividend income for 2019 year-to-date was $1.6 million, compared to $0.9 million in 2018.
Income before provision for income taxes was $6.7 million for 2019 year-to-date, compared to $14.4 million in 2018, a 54% decrease. Provision for income taxes decreased by $0.4 million when compared to the same period in 2018, driven by a decrease in taxable earnings compared to the prior year.
Net income attributable to the controlling and the non-controlling interests was $6.1 million and $13.5 million in year-to-date 2019 and 2018, respectively. Net income attributable to Manning & Napier, Inc. for 2019 year-to-date was $1.0 million, or $0.07 per basic and $0.06 per diluted share, compared to $2.0 million, or $0.13 per basic and diluted share in 2018.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, economic net income was $4.8 million, or $0.06 per adjusted share for 2019 year-to-date, compared to $10.2 million, or $0.13 per adjusted share in 2018.
Assets Under Management
As of June 30, 2019, AUM was $21.3 billion, an increase of 1% from $21.1 billion as of March 31, 2019 and a decrease of 7% from $22.8 billion as of June 30, 2018. The composition of the Company's AUM across portfolios as of June 30, 2019 was 65% in blended assets, 30% in equity, and 5% in fixed income, consistent with AUM composition at March 31, 2019, and 66% in blended assets, 29% in equity, and 5% in fixed income at June 30, 2018.
Since March 31, 2019, AUM increased by nearly $0.1 billion. This increase in AUM was attributable to approximately $0.7 billion in market appreciation, partially offset by net client outflows of approximately $0.6 billion. The net client outflows of $0.6 billion consisted of separately managed account net outflows of approximately $0.3 billion as well as mutual fund and collective investment trust net outflows of approximately $0.3 billion. The annualized separate account retention rate for the three months ended June 30, 2019 was 94%, compared to 91% for the rolling 12 months ended June 30, 2019.
When compared to June 30, 2018, AUM decreased by approximately $1.6 billion from $22.8 billion, including decreases of approximately $0.8 billion, or 5%, in separate account AUM and approximately $0.8 billion, or 11%, in mutual fund and collective investment trust AUM. The $1.6 billion decrease in AUM from June 30, 2018 to June 30, 2019 was attributable to net client outflows of approximately $2.7 billion, partially offset by market appreciation of approximately $1.1 billion. The net client outflows of $2.7 billion consisted of $1.6 billion of net outflows for separate accounts and $1.0 billion of net outflows for mutual funds and collective investment trusts.
Balance Sheet
Cash and cash equivalents were $57.4 million, and investments, including short-term investments and seeded products were $89.6 million as of June 30, 2019, compared to $54.3 million and $88.1 million, respectively, as of March 31, 2019.
During the quarter ended June 30, 2019, Manning & Napier Group, LLC distributed approximately $1.0 million in cash to its members, and the Company declared a second quarter dividend of $0.02 per share of Class A common stock. As of June 30, 2019, the Company had no debt.
Other Business Updates
On June 28, 2019, the Company entered into an agreement ("Agreement") to sell its wholly-owned subsidiary Perspective Partners, LLC (“PPI”), an employee benefits software and service provider to plan sponsors, administrators and participants to Manning Partners, LLC, an entity owned by William Manning, the Chairman of the Company's Board of Directors.
Pursuant to the Agreement, the purchase price will consist of payments based on historical expenses of PPI from September 1, 2018 until the date of closing. Closing of the sale is expected to occur during the third quarter of 2019 and the purchase price is estimated to be approximately $3.2 million.
Upon closing, the Company will no longer incur costs associated with PPI. During the three and six month periods ended June 30, 2019, the expenses related to PPI were approximately $0.6 million and $1.5 million, respectively. 2019 second quarter results also include approximately $0.5 million of employee severance charges incurred as part of our strategic review. The Company's headcount has decreased to 336 as of June 30, 2019 from 410 and 356 as of June 30, 2018 and March 31, 2019, respectively.
Conference Call
Manning & Napier will host a conference call to discuss its 2019 second quarter financial results on Tuesday, July 30, 2019, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 1689814. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through August 6, 2019. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 1689814. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 29.0%, 29.0% and 30.7% for the three-month periods ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively, and 29.0% for each of the six-month periods ended June 30, 2019 and 2018, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 336 employees as of June 30, 2019.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
212-279-3115
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenues
Management Fees
Separately managed accounts	$21,738	$21,475	$24,483	$43,213	$49,838
Mutual funds and collective investment trusts	7,403	8,228	11,030	15,631	22,010
Distribution and shareholder servicing	2,566	2,624	3,033	5,190	6,211
Custodial services	1,750	1,745	1,895	3,495	3,817
Other revenue	837	725	679	1,562	1,468
Total revenue	34,294	34,797	41,120	69,091	83,344
Expenses
Compensation and related costs	20,161	21,448	21,689	41,609	45,462
Distribution, servicing and custody expenses	3,019	3,758	4,502	6,777	9,283
Other operating costs	8,639	8,307	8,579	16,946	15,033
Total operating expenses	31,819	33,513	34,770	65,332	69,778
Operating income	2,475	1,284	6,350	3,759	13,566
Non-operating income (loss)
Non-operating income, net	1,075	1,875	332	2,950	867
Income before provision for income taxes	3,550	3,159	6,682	6,709	14,433
Provision for income taxes	331	242	492	573	970
Net income attributable to the controlling and the noncontrolling interests	3,219	2,917	6,190	6,136	13,463
Less: net income attributable to the noncontrolling interests	2,805	2,356	5,424	5,161	11,483
Net income attributable to Manning & Napier, Inc.	$414	$561	$766	$975	$1,980

Net income per share available to Class A common stock
Basic	$0.03	$0.04	$0.05	$0.07	$0.13
Diluted	$0.03	$0.03	$0.05	$0.06	$0.13
Weighted average shares of Class A common stock outstanding
Basic	15,267,762	14,927,265	14,691,928	15,098,454	14,503,784
Diluted	15,613,939	78,581,169	14,709,403	78,317,986	14,530,398

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Net income attributable to Manning & Napier, Inc.	$414	$561	$766	$975	$1,980
Add back: Net income attributable to the noncontrolling interests	2,805	2,356	5,424	5,161	11,483
Add back: Provision for income taxes	331	242	492	573	970
Income before provision for income taxes	3,550	3,159	6,682	6,709	14,433
Adjusted income taxes (Non-GAAP)	1,030	916	2,053	1,946	4,185
Economic net income (Non-GAAP)	$2,520	$2,243	$4,629	$4,763	$10,248

Weighted average shares of Class A common stock outstanding - Basic	15,267,762	14,927,265	14,691,928	15,098,454	14,503,784
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	62,482,345	63,349,721	63,349,721	62,913,637	63,632,363
Weighted average unvested restricted stock units and stock awards	1,819,952	1,791,683	709,863	1,805,896	791,248
Weighted average vested stock options	—	—	—	—	—
Weighted average adjusted shares (Non-GAAP)	79,570,059	80,068,669	78,751,512	79,817,987	78,927,395

Economic net income per adjusted share (Non-GAAP)	$0.03	$0.03	$0.06	$0.06	$0.13

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of March 31, 2019	$14,667.2	$6,470.6	$21,137.8	$13,834.7	$6,227.2	$1,075.9	$21,137.8
Gross client inflows (1)	301.2	249.2	550.4	327.0	161.7	61.7	550.4
Gross client outflows (1)	(613.2)	(509.6)	(1,122.8)	(745.7)	(308.2)	(68.9)	(1,122.8)
Market appreciation/(depreciation) & other (2)	458.9	226.5	685.4	428.3	228.8	28.3	685.4
As of June 30, 2019	$14,814.1	$6,436.7	$21,250.8	$13,844.3	$6,309.5	$1,097.0	$21,250.8
Average AUM for period	$14,647.1	$6,383.4	$21,030.5	$13,718.9	$6,200.7	$1,110.9	$21,030.5

As of December 31, 2018	$13,792.1	$6,371.5	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Gross client inflows (1)	316.1	404.6	720.7	302.1	379.3	39.3	720.7
Gross client outflows (1)	(664.9)	(908.0)	(1,572.9)	(1,065.9)	(382.7)	(124.3)	(1,572.9)
Market appreciation/(depreciation) & other (2)	1,223.9	602.5	1,826.4	1,066.3	728.7	31.4	1,826.4
As of March 31, 2019	$14,667.2	$6,470.6	$21,137.8	$13,834.7	$6,227.2	$1,075.9	$21,137.8
Average AUM for period	$14,324.0	$6,343.7	$20,667.7	$13,634.7	$5,927.8	$1,105.2	$20,667.7

As of March 31, 2018	$15,960.1	$7,473.4	$23,433.5	$14,998.4	$7,214.2	$1,220.9	$23,433.5
Gross client inflows (1)	331.1	349.7	680.8	432.6	231.2	17.0	680.8
Gross client outflows (1)	(899.7)	(654.5)	(1,554.2)	(718.3)	(776.7)	(59.2)	(1,554.2)
Market appreciation/(depreciation) & other (2)	214.4	63.2	277.6	265.2	2.7	9.7	277.6
As of June 30, 2018	$15,605.9	$7,231.8	$22,837.7	$14,977.9	$6,671.4	$1,188.4	$22,837.7
Average AUM for period	$15,689.8	$7,394.2	$23,084.0	$14,973.6	$6,909.2	$1,201.2	$23,084.0

For the six months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2018	$13,792.1	$6,371.5	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Gross client inflows (1)	617.3	653.8	1,271.1	629.1	541.0	101.0	1,271.1
Gross client outflows (1)	(1,278.1)	(1,417.6)	(2,695.7)	(1,811.6)	(690.9)	(193.2)	(2,695.7)
Market appreciation/(depreciation) & other (2)	1,682.8	829.0	2,511.8	1,494.6	957.5	59.7	2,511.8
As of June 30, 2019	$14,814.1	$6,436.7	$21,250.8	$13,844.3	$6,309.5	$1,097.0	$21,250.8
Average AUM for period	$14,459.6	$6,361.7	$20,821.3	$13,661.0	$6,048.8	$1,111.5	$20,821.3

As of December 31, 2017	$16,856.6	$8,256.6	$25,113.2	$15,666.6	$8,120.6	$1,326.0	$25,113.2
Gross client inflows (1)	749.7	831.0	1,580.7	891.8	586.7	102.2	1,580.7
Gross client outflows (1)	(2,225.5)	(1,685.5)	(3,911.0)	(1,821.0)	(1,843.2)	(246.8)	(3,911.0)
Acquired/(disposed) assets	—	(251.6)	(251.6)	—	(251.6)	—	(251.6)
Market appreciation/(depreciation) & other (2)	225.1	81.3	306.4	240.5	58.9	7.0	306.4
As of June 30, 2018	$15,605.9	$7,231.8	$22,837.7	$14,977.9	$6,671.4	$1,188.4	$22,837.7
Average AUM for period	$16,087.8	$7,640.0	$23,727.8	$15,216.4	$7,262.9	$1,248.5	$23,727.8
(1) Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
(2) Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of  changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
# # #